WHOLESALING AGREEMENT

WHOLESALING AGREEMENT (the “Agreement”) dated as of August 16, 2010, by and between ASGI Agility Income Fund (the “Fund”), a business trust organized under Delaware law, and Alternative Strategies Brokerage Services, Inc., a corporation organized under the laws of the State of Delaware and a broker-dealer registered with the U.S. Securities and Exchange Commission, or any successor thereto (“ASBSI”).

W I T N E S S E T H

WHEREAS, the Fund has investment policies and objectives, corporate structure, management and other characteristics as described in (i) the Fund’s Confidential Private Placement Memorandum (which includes a copy of the Agreement and Declaration of Trust of the Fund) dated as of September 1, 2010, as revised or supplemented from time to time (the “Offering Memorandum”); and (ii) the Fund’s fact sheets, as revised or supplemented from time to time (collectively with other sales and marketing materials prepared by the Fund, the “Fact Sheets”) (collectively with the Offering Memorandum, the “Offering Documents”); and

WHEREAS, the Fund wishes to engage ASBSI for the purpose of providing certain services to the Fund as described herein; and

WHEREAS, ASBSI wishes to be engaged by the Fund upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the covenants, warranties and agreements set forth herein, and for other valuable consideration received, the Fund and ASBSI hereby agree as follows (capitalized terms not otherwise defined herein shall be used herein as defined in the Offering Memorandum):

1.           Services.  ASBSI shall use its reasonable efforts to provide information, training and support services to (i) any placement agents and sub-placement agents engaged in the placement of shares (the “Shares”) of the Fund and (ii) any other intermediaries (including, without limitation, Wells Fargo Bank, N.A.) purchasing Shares for the benefit of their clients, for the purpose of assisting the Fund in procuring subscriptions for the purchase of Shares by eligible investors in accordance with the provisions of the Offering Documents and the Fund’s form of Subscription Agreement.  Such services may include, without limitation, providing copies of Offering Documents, responding to questions about the Fund, the Offering Documents and investor accounts from placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors, and coordinating periodic or occasional meetings to provide, or otherwise providing, information to placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors about the strategies, performance and other characteristics of the Fund.  ASBSI shall not be responsible for directly soliciting prospective eligible investors or for accepting or rejecting subscriptions submitted by prospective eligible investors, although ASBSI may meet with investors and prospective eligible investors, with or without a placement agent, sub-placement agent or other intermediary, for purposes that may include, without limitation, assisting with the completion of subscription documents.  Subscriptions generally shall be submitted by or through a placement agent, sub-placement agent or other intermediary, and all subscriptions shall be subject to acceptance by the Fund, it being understood that the Fund, acting through Alternative Strategies Group, Inc., the Fund’s investment adviser (“ASGI”), shall have the right to accept or reject subscriptions in its sole discretion.

2.           Acknowledgments and Agreements of ASBSI.

(a)           ASBSI acknowledges that the offering of Shares has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  ASBSI acknowledges that offers and sales of Shares will be made in accordance with Rule 506 of Regulation D under the Securities Act.

(b)           ASBSI acknowledges that Shares will be offered and sold only to persons, each of whom is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act who, either alone or with a purchaser representative, as defined in Rule 501 of Regulation D under the Securities Act, has such knowledge or experience in financial and business matters that the person is capable of evaluating the merits and risks of an investment in the Fund.

(c)           ASBSI acknowledges that Shares will be offered and sold directly by the Fund, or will be offered and sold by placement agents retained by the Fund (or by sub-placement agents retained by any such placement agents), through direct individual contacts with each prospective purchaser of Shares and not by means of any form of general solicitation or general advertising, including but not limited to:  (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, the Internet or otherwise, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(d)           ASBSI acknowledges and agrees that no person is authorized to make any representations, whether written or oral, concerning the Fund or the Shares which are inconsistent with the Offering Documents or with written supplemental material approved for use by the Fund (“Supplemental Material”) and that all offers of Shares shall be made in conformity with the terms and conditions set forth in the Offering Memorandum.

(e)           To the extent ASBSI delivers copies of the Offering Documents as then in effect, as provided to ASBSI by the Fund or an agent of the Fund, ASBSI will maintain records identifying the name and address of each placement agent, sub-placement agent, other intermediary or prospective purchaser to whom it delivers copies of such materials and the sequence numbers of such materials it delivers to such placement agent, sub-placement agent, other intermediary or prospective purchaser.

(f)           ASBSI shall not deliver the Offering Documents or any Supplemental Material to (i) any placement agent that has not been retained and duly authorized by the Fund and its Board of Trustees to procure subscriptions for the purchase of Shares; (ii) any sub-placement agent that has not been retained and duly authorized by a duly authorized placement agent of the Fund; (iii) any intermediary which it knows is not duly authorized to purchase Shares on behalf of such intermediary’s clients; or (iv) any person in any jurisdiction in which it knows, after due investigation, such delivery would be unlawful.  ASBSI represents to the Fund that it has informed itself as to the applicable legal restrictions governing the offer and sale of Shares under the laws of any jurisdiction in which it intends to deliver such materials and that, based on the methods of marketing contemplated by ASBSI, the sale of Shares by the Fund to any person in any such jurisdiction will not be in violation of any applicable laws by reason of the activities of ASBSI.

(g)           During the term of this Agreement, ASBSI undertakes to comply with the foregoing covenants in connection with its wholesaling activities and agrees not to take any action that it knows will result in a violation of any of the restrictions on the offering of Shares described in the foregoing acknowledgments.

3.           Access to Information.  ASBSI shall retain, for a period of at least five years, copies of any documents generated or received by it in the ordinary course of business pertaining to the services performed by it pursuant to this Agreement or as otherwise required by this Agreement.  At the request of the Fund or its duly authorized representatives, ASBSI shall afford to them reasonable access to such documents during customary business hours and shall permit them to make copies thereof or extracts therefrom at the expense of the Fund or its authorized representatives.

4.           Compensation.  The Fund does not presently anticipate paying any fees or commissions to ASBSI for its services hereunder.

5.           Expenses.  Unless otherwise agreed in writing by the Fund, ASBSI shall bear all of its own costs and expenses incurred in the performance of its services pursuant to this Agreement, including those relating to personnel, office space, travel, entertainment and other services.

6.           Representations of the Fund.

(a)           The Fund has prepared and furnished the Offering Memorandum and the other Offering Documents to ASBSI, and will furnish ASBSI with such other information with respect to the business, operations, assets, liabilities and prospects of the Fund, as ASBSI may reasonably request.  ASBSI may rely upon the accuracy and completeness of the Offering Documents and all such other information and the Fund acknowledges that ASBSI has not been retained to independently verify any of such information.  Fund will be solely responsible for the contents of the Offering Documents and any and all other written communications provided by or on behalf of the Fund to any placement agent, sub-placement agent or other intermediary.  The Fund represents and warrants that the Offering Documents and such other communications will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Fund authorizes ASBSI to provide the Offering Documents to placement agents retained and duly authorized by the Fund and its Board of

Trustees to procure subscriptions for the purchase of Shares, sub-placement agents retained and duly authorized by a duly authorized placement agent of the Fund and other intermediaries duly authorized to purchase Shares on behalf of such intermediaries’ clients.

(b)           If at any time prior to the completion of the offer and sale of Shares an event occurs which would cause the Offering Documents (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Fund will notify ASBSI immediately of such event and ASBSI will suspend the distribution of such materials until such time as the Fund shall prepare a supplement or amendment to the relevant Offering Document(s) which corrects such statement or omission.  The Fund will provide ASBSI with such new Offering Document(s) upon being updated or supplemented.

7.           Term, Termination, Renewal and Survival.  This Agreement may be terminated at any time by either party hereto for any or no reason upon not less than thirty (30) days prior written notice to the other party.

8.           Modification; Waiver.  Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced by a writing signed by the party to be charged with such amendment, waiver or modification.

9.           Entire Agreement; Binding Effect; Assignment.  This Agreement represents the entire agreement between the parties, shall be binding upon and inure to the benefit of the parties and their respective successors, and their rights and obligations hereunder shall not be assignable, transferable or delegable without the written consent of the other party hereto.  Any attempted assignment, transfer or delegation hereof without such consent shall be void.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of North Carolina applicable to contracts made and entirely to be performed therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ASGI AGILITY INCOME FUND

By: /s/ Adam I. Taback
Name: Adam I. Taback
Title: President

ALTERNATIVE STRATEGIES BROKERAGE SERVICES, INC.

By: /s/ Yukari Nakano
Name: Yukari Nakano
Title: President